EXHIBIT 21.2


                    AMENDED SUBSIDIARIES OF THE REGISTRANT


1.    Merit  Realty,  Inc.
2.    Deluxe  Homes  of  Columbus,  Inc.
3.    Deluxe  Homes  of  Lafayette,  Inc.
4.    Deluxe  Homes,  Inc.
5.    Trimark  Homes,  Inc.
6.    Trimark  Development,  Inc.
7.    Crossmann  Communities  Partnership
8.    Deluxe  Aviation,  Inc.


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